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                                                                    Exhibit 10.7

            SECOND AMENDMENT TO CORPORATE SERVICES AGREEMENT BETWEEN
                   NORDSTROM CREDIT, INC. AND. NORDSTROM fsb

         This Second Amendment to Corporate Services Agreement ("Amendment") dated as of February 1, 2002 ("Amendment"), between Nordstrom Credit Inc., a Colorado corporation ("NCI") and Nordstrom fsb ("Bank"), amends and supplements that certain Corporate Services Agreement, dated February 1, 2001, as amended by a First Amendment, dated dated February 1, 2001 (collectively, the "Agreement") between Nordstrom fsb and NCI. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Agreement.

         The Parties desire to amend the Agreement to reflect changes in services provided and in the method of calculation of Labor Cost, as defined in the Agreement.

         Therefore, in consideration of the foregoing recitals, incorporated by this reference, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

         1. Section 6 of the Agreement is amended by deleting Section 6 in its entirety, and substituting the following as Section 6:

                  6. Services. Bank will provide to NCI the following Services as more fully described in Attachment A-2002:

                  (1)      Marketing services to promote the Retail Card.

                  (2) Such other Services which NCI may request and which Bank may agree to provide.

         In order to efficiently use its resources, including personnel, equipment and facilities, and to defray the costs associated with such resources, Bank, in its discretion, may allow NCI to use such Bank resources in the performance of services for NCI. Such services are Services and are referred to herein as "Resource Sharing Services". The Bank may discontinue any Resource Sharing Services at any time by written notice to NCI, if in the Bank's opinion, such Services interfere with any of the Bank's other obligations.

2. Section 7 (b) of the Agreement is amended by adding the following as paragraph 7(b)(2)F:

         F. After the Bank's accounting department takes the steps described in Section 7(b)(2) A through E, above, for a period of at least six (6) months, the average amount of monthly fees paid to the Bank for services provided by Bank employees to which this Section 7(b)(2) applies shall be established as the benchmark amount for such monthly fees. The benchmark amount shall be paid to the Bank each month thereafter for such services, and shall be revalidated by the Bank's accounting department at least once every twelve months, or more frequently if appropriate due to changes in the level or nature of services provided.

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3. Attachment A is deleted in its entirety and is replaced by Attachment A -
2002 in the form attached to this amendment.

4. Attachment B is deleted in its entirety and is replaced by Attachment B - 2002 in the form attached to this amendment.

5. Except as otherwise specifically set forth above, terms used in this Amendment shall have the meanings defined in the Agreement. Except as otherwise specifically amended by this Amendment, the Agreement remains in full force and effect according to its terms.

IN WITNESS WHEREOF, NCI and Bank have each caused this Amendment to be signed and delivered by its duly authorized officer, all as of the date first set forth above.

Nordstrom Credit, Inc.                              Nordstrom fsb
By:  /s/ Carol Powell                               By: /s/ Denny Dumler
     ----------------------------                       ----------------
Name: Carol Powell                                  Name: Denny Dumler
Title: Vice President                               Title: President

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                               ATTACHMENT A - 2002

Services

1)       Retail Card Marketing.

         Bank will provide marketing services to promote the Retail Card, as requested by NCI and agreed to by Bank. The Retail Card is the Nordstrom private label credit card issued by Bank.

2)       Other Services

         Bank will provide other Services as appropriate, such as, without limitation, finance, accounting, human resources and building management Services, as requested by NCI and agreed to by Bank.

In the performance of any Services, Bank shall be entitled to rely upon, without additional inquiry, all information, data and instructions submitted by NCI. Bank may decline to perform any Services based on any limitations or requirements imposed by any law, rule or regulation.

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                               ATTACHMENT B - 2002

Schedule of Fees

The following is the Schedule of Fees for Services effective as of February 1, 2002. These Fees are subject to change as provided in the Agreement.

1)       Retail Card Marketing

         The Fees for Services relating to the marketing of Retail Cards are as follows:

         Expenses and hours spent in providing marketing support will be tracked, and the Fee will be the Applicable Percentage times the amount determined by Bank pursuant to subsections 7(a) and (b) of this Agreement. The Applicable Percentage beginning on the Effective Date shall be ninety-four percent (94%). At the end of each six (6) month period thereafter a new Applicable Percentage shall be determined by calculating the percentage of the portfolio revenue earned by NCI as a percentage of total portfolio revenue during such six (6) month period. This new Applicable Percentage shall then be used to determine the Fee during the subsequent six (6) months. "Interest Income" is the interest income received by NCI from the Retail Card. "Total Income" is the sum of the Interest Income plus the income from late fees received by Bank from the Retail Card.

2.       Other Services

Expenses and hours spent in providing other Services hereunder will be tracked and the Fees payable therefor will be determined by Bank pursuant to subsections 7(a) and (b) of this Agreement.